Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 23, 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Cree, Inc.’s Annual Report on Form 10-K for the year ended June 25, 2017.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
October 27, 2017